FNF Reports First Quarter 2021 Diluted EPS from Continuing Operations of $2.06 and Adjusted Diluted EPS from Continuing Operations of $1.56, Pre-Tax Title Margin of 17.4% and Adjusted Pre-Tax Title Margin of 19.9%
Jacksonville, Fla. - (May 6, 2021) - Fidelity National Financial, Inc. (NYSE:FNF), a leading provider of title insurance and transaction services to the real estate and mortgage industries, today reported operating results for the period ended March 31, 2021.

•Total revenue of $3.1 billion in the first quarter versus $1.6 billion in the first quarter of 2020
•First quarter net earnings from continuing operations of $600 million and adjusted net earnings from continuing operations of $455 million versus net loss of $61 million and adjusted net earnings of $202 million for the first quarter of 2020
•First quarter diluted EPS from continuing operations of $2.06 and adjusted diluted EPS from continuing operations of $1.56 versus diluted EPS of $(0.22) and adjusted diluted EPS of $0.73 in the first quarter of 2020
•Recognized gains were $43 million in the first quarter versus recognized losses of $320 million in the first quarter of 2020 primarily due to mark to market accounting treatment of equity and preferred stock securities whether the securities were disposed of in the quarter or continue to be held in our investment portfolio

Title
•Total revenue of $2.5 billion versus $1.6 billion in total revenue in the first quarter of 2020
•Total revenue, excluding recognized gains and losses, of $2.6 billion versus $1.9 billion in the first quarter of 2020, an increase of 33%
•Pre-tax earnings of $439 million and adjusted pre-tax earnings of $512 million versus pre-tax loss of $53 million and adjusted pre-tax earnings of $279 million in the first quarter of 2020
•Pre-tax title margin of 17.4% and adjusted pre-tax title margin of 19.9% versus pre-tax title margin of (3.3)% and adjusted pre-tax title margin of 14.4% in the first quarter of 2020
•First quarter refinance orders opened increased 15% on a daily basis and refinance orders closed increased 103% on a daily basis versus the first quarter of 2020; purchase orders opened increased 18% on a daily basis and purchase orders closed increased 21% on a daily basis versus the first quarter of 2020
•Total commercial revenue of $257 million, a 5% increase versus total commercial revenue in the first quarter of 2020, driven by a 12% increase in closed orders; first quarter total commercial orders opened increased 10% compared to the prior year
•Overall first quarter average fee per file of $1,944, a 13% decrease versus the first quarter of 2020

Title Orders

	Direct Orders Opened *		Direct Orders Closed *
Month	/ (% Purchase)		/ (% Purchase)
January 2021	256,000	37%	179,000	32%
February 2021	252,000	40%	188,000	32%
March 2021	262,000	49%	230,000	37%

First Quarter 2021	770,000	42%	597,000	34%

	Direct Orders Opened *		Direct Orders Closed *
Month	/ (% Purchase)		/ (% Purchase)
January 2020	185,000	50%	112,000	49%
February 2020	211,000	45%	118,000	47%
March 2020	286,000	33%	147,000	43%

First Quarter 2020	682,000	41%	377,000	46%
* Includes an immaterial number of non-purchase and non-refinance orders

F&G

F&G, a leading provider of annuities and life insurance, reported operating results for the first quarter of 2021. As a result of acquisition accounting (purchase accounting or PGAAP), financial results for periods after June 1, 2020 are generally not comparable to the results of prior periods. Certain metrics, such as sales and policyholder account values, are not affected by PGAAP and are comparable to prior period data.
•Total Retail Annuity Sales of $1,639 million in the first quarter, an increase of 57 percent to the prior year, and an increase of 16 percent from the sequential quarter
•Fixed Indexed Annuities (FIA) Sales of $1,047 million in the first quarter, an increase of 26 percent to the prior year, and an increase of 11 percent from the sequential quarter
•Average Assets Under Management (AAUM) of $29.0 billion for the first quarter, up from $27.9 billion in the sequential period driven by net new business asset flows
•Net Investment Spread: FIA spread for the first quarter of 298 basis points; Total Spread, including all product lines, for the first quarter of 255 basis points
•Net Earnings Attributable to Common Shareholders of $289 million for the first quarter, including a $5 million gain from discontinued operations and $206 million net favorable mark-to-market and other items which are excluded from Adjusted Net Earnings
•Adjusted Net Earnings From Continuing Operations Attributable to Common Shareholders of $78 million for the quarter, including $12 million of net favorable notable items

William P. Foley, II, Chairman, commented, “I am very proud of our record first quarter title results in which we generated adjusted pre-tax title earnings of $512 million and an adjusted pre-tax title margin of 19.9% compared to adjusted pre-tax title earnings of $279 million and an adjusted pretax title margin of 14.4% in the 2020 comparable quarter. Total commercial revenues continued to rebound and were $257 million for the quarter, compared to $245 million in the first quarter of 2020, as total commercial orders closed increased 12%, as compared to the year ago quarter.

I am also pleased with the continued roll out of strategic technology initiatives that improved the production and delivery of our core products and services. We continue to invest in our proprietary title automation technology and the engines that search and examine property records and other data sources. These improvements to our title automation technology continue to be developed and adopted throughout our operations with great success. In addition, we have continued to deploy our inHere® Experience Platform, which leverages the latest cloud-based technology to reimagine the traditional real estate transaction and provide a digital user experience. During the first quarter, our inHere® deployment accelerated and has been well received by our staff, consumers and clients.

Turning to F&G, we had strong results on both top line growth and bottom line profitability. First quarter results include fixed indexed annuity sales at record quarterly levels. Momentum in the bank and broker dealer channel continues to contribute to our growth and is gaining traction within the first year of launch. We expanded underlying product margins in the quarter as a result of our disciplined approach to managing net investment spread. Given credit rating upgrades in 2020 after the acquisition, we are actively pursuing expansion into institutional products, including the pension risk transfer market which will be a strategic focus this year."

Mr. Foley concluded, "Our capital allocation strategy remains a key focus of the Board. Our disciplined strategy is focused on returning capital to shareholders, while making necessary investments in our businesses to drive growth. We recently announced our second quarter dividend of $0.36 per share and have continued to make share repurchases throughout the first quarter, executing against our $500 million share repurchase plan. During the quarter we purchased 2.8 million shares at an average purchase price of $39.95 per share.”

Conference Call
We will host a call with investors and analysts to discuss first quarter 2021 FNF results on Friday, May 7, 2021, beginning at 12:00 p.m. Eastern Time. A live webcast of the conference call will be available on the Events and Multimedia page of the FNF Investor Relations website at fnf.com. The conference call replay will be available via webcast through the FNF Investor Relations website at fnf.com. The telephone replay will be available from 3:00 p.m. Eastern Time on May 7, 2021, through May 14, 2021, by dialing 1-844-512-2921 (USA) or 1-412-317-6671 (International). The access code will be 13718683. An expanded quarterly financial supplement providing segment results is available on the FNF Investor Relations website.

About Fidelity National Financial, Inc.
Fidelity National Financial, Inc. (NYSE: FNF) is a leading provider of title insurance and transaction services to the real estate and mortgage industries. FNF is the nation’s largest title insurance company through its title insurance underwriters - Fidelity National Title, Chicago Title, Commonwealth Land Title, Alamo Title and National Title of New York - that collectively issue more title insurance policies than any other title company in the United States. More information about FNF can be found at fnf.com.

About F&G
F&G is part of the FNF family of companies. F&G is committed to helping Americans turn their aspirations into reality. F&G is a leading provider of annuity and life insurance products and is headquartered in Des Moines, Iowa. For more information, please visit www.fglife.com.

Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, FNF has provided non-GAAP financial measures, which it believes are useful to help investors better understand its financial performance, competitive position and prospects for the future. These non-GAAP measures include adjusted net earnings, adjusted earnings per share, adjusted pre-tax title earnings, adjusted pre-tax title earnings as a percentage of adjusted title revenue (adjusted pre-tax title margin), F&G adjusted earnings, F&G adjusted earnings attributable to common shareholders, F&G adjusted operating return on common shareholders’ equity excluding AOCI, F&G net investment spread, F&G average assets under management and F&G sales.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings. Further, FNF's non-GAAP measures may be calculated differently from similarly titled measures of other companies. Reconciliations of these non-GAAP measures to related GAAP measures are provided below.

Forward-Looking Statements and Risk Factors
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: the ability of FNF to successfully integrate F&G's operations and employees; the potential impact of the consummation of the F&G transaction on relationships, including with employees, suppliers, customers and competitors; changes in general economic, business, political and COVID-19 conditions, including changes in the financial markets; weakness or adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding or a weak U. S. economy; our potential inability to find suitable acquisition candidates; our dependence on distributions from our title insurance underwriters as a main source of cash flow; significant competition that F&G and our operating subsidiaries face; compliance with extensive government regulation of our operating subsidiaries; and other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of FNF's Form 10-K and other filings with the Securities and Exchange Commission ("SEC").
FNF-E
SOURCE: Fidelity National Financial, Inc.
CONTACT: Jamie Lillis, Managing Director, Solebury Trout, 203-428-3223, jlillis@soleburytrout.com

FIDELITY NATIONAL FINANCIAL, INC.
FIRST QUARTER SEGMENT INFORMATION
(In millions, except order information in thousands)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other
Three Months Ended
March 31, 2021
Direct title premiums	$746	$746	$—	$—
Agency title premiums	1,058	1,058	—	—
Escrow, title related and other fees	851	745	64	42
Total title and escrow	2,655	2,549	64	42

Interest and investment income	402	29	373	—
Recognized gains and losses, net	43	(59)	102	—
Total revenue	3,100	2,519	539	42

Personnel costs	812	754	29	29
Agent commissions	807	807	—	—
Other operating expenses	458	405	28	25
Benefits & other policy reserve changes	(26)	—	(26)	—
Depreciation and amortization	183	33	144	6
Claim loss expense	81	81	—	—
Interest expense	28	—	8	20
Total expenses	2,343	2,080	183	80

Pre-tax earnings (loss) from continuing operations	$757	$439	$356	$(38)

Income tax expense (benefit)	166	103	72	(9)
Earnings (loss) from equity investments	13	8	—	5
Earnings from discontinued operations, net of tax	5	—	5	—
Non-controlling interests	4	4	—	—

Net earnings (loss) attributable to common shareholders	$605	$340	$289	$(24)

EPS from continuing operations attributable to common shareholders - basic	$2.07
EPS from discontinued operations attributable to common shareholders - basic	0.02
EPS attributable to common shareholders - basic	$2.09

EPS from continuing operations attributable to common shareholders - diluted	$2.06
EPS from discontinued operations attributable to common shareholders - diluted	0.02
EPS attributable to common shareholders - diluted	$2.08

Weighted average shares - basic	289
Weighted average shares - diluted	291

FIDELITY NATIONAL FINANCIAL, INC.
FIRST QUARTER SEGMENT INFORMATION
(In millions, except order information in thousands)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other
Three Months Ended
March 31, 2021
Net earnings (loss) attributable to common shareholders	$605	$340	$289	$(24)

Earnings from discontinued operations, net of tax	5	—	5	—

Net earnings (loss) from continuing operations attributable to common shareholders	$600	$340	$284	$(24)

Pre-tax earnings (loss) from continuing operations	$757	$439	$356	$(38)

Non-GAAP Adjustments
Recognized (gains) and losses, net	(23)	59	(82)	—
Indexed product related derivatives	(185)	—	(185)	—
Purchase price amortization	25	14	7	4
Transaction costs	6	—	2	4

Adjusted pre-tax earnings (loss)	$580	$512	$98	$(30)

Total non-GAAP, pre-tax adjustments	$(177)	$73	$(258)	$8
Income taxes on non-GAAP adjustments	32	(18)	52	(2)
Total non-GAAP adjustments	$(145)	$55	$(206)	$6

Adjusted net earnings (loss) from continuing operations attributable to common shareholders	$455	$395	$78	$(18)

Adjusted EPS from continuing operations attributable to common shareholders - diluted	$1.56

FIDELITY NATIONAL FINANCIAL, INC.
FIRST QUARTER SEGMENT INFORMATION
(In millions, except order information in thousands)
(Unaudited)

	Consolidated	Title	Corporate and Other
Three Months Ended
March 31, 2020
Direct title premiums	$546	$546	$—
Agency title premiums	732	732	—
Escrow, title related and other fees	601	610	(9)
Total title and escrow	1,879	1,888	(9)

Interest and investment income	53	48	5
Recognized gains and losses, net	(320)	(313)	(7)
Total revenue	1,612	1,623	(11)

Personnel costs	614	641	(27)
Agent commissions	560	560	—
Other operating expenses	411	380	31
Depreciation and amortization	43	37	6
Claim loss expense	58	58	—
Interest expense	12	—	12
Total expenses	1,698	1,676	22

Pre-tax earnings (loss)	$(86)	$(53)	$(33)

Income tax expense (benefit)	(28)	(19)	(9)
Earnings from equity investments	1	1	—
Non-controlling interests	4	4	—

Net earnings (loss) attributable to common shareholders	$(61)	$(37)	$(24)

EPS attributable to common shareholders - basic	$(0.22)
EPS attributable to common shareholders - diluted	$(0.22)

Weighted average shares - basic	274
Weighted average shares - diluted	274

FIDELITY NATIONAL FINANCIAL, INC.
FIRST QUARTER SEGMENT INFORMATION
(In millions, except order information in thousands)
(Unaudited)

	Consolidated	Title	Corporate and Other
Three Months Ended
March 31, 2020
Net earnings (loss) attributable to common shareholders	$(61)	$(37)	$(24)

Pre-tax earnings (loss)	$(86)	$(53)	$(33)

Non-GAAP Adjustments
Recognized (gains) and losses, net	320	313	7
Purchase price amortization	23	19	4
Transaction costs	6	—	6

Adjusted pre-tax earnings (loss)	$263	$279	$(16)

Total non-GAAP, pre-tax adjustments	$349	$332	$17
Income taxes on non-GAAP adjustments	(83)	(79)	(4)
Non-controlling interest on non-GAAP adjustments	(3)	(3)	—
Total non-GAAP adjustments	$263	$250	$13

Adjusted net earnings attributable to common shareholders	$202	$213	$(11)

Adjusted EPS attributable to common shareholders - diluted	$0.73

FIDELITY NATIONAL FINANCIAL, INC.
SUMMARY BALANCE SHEET INFORMATION
(In millions)

	March 31, 2021	December 31, 2020
	(Unaudited)	(Unaudited)
Cash and investment portfolio	$38,418	$37,766
Goodwill	4,498	4,495
Title plant	401	404
Total assets	51,489	50,455
Notes payable	2,663	2,662
Reserve for title claim losses	1,683	1,623
Secured trust deposits	733	711
Non-controlling interests	40	41
Total equity and non-controlling interests	8,226	8,392
Total equity attributable to common shareholders	8,186	8,351

Non-GAAP Measures and Other Information

Title

The table below reconciles pre-tax title earnings to adjusted pre-tax title earnings.

	Three Months Ended
(Dollars in millions)	March 31, 2021	March 31, 2020
Pre-tax earnings (loss)	$439	$(53)
Non-GAAP adjustments before taxes
Recognized (gains) and losses, net	59	313
Purchase price amortization	14	19
Total non-GAAP adjustments	73	332
Adjusted pre-tax earnings	$512	$279
Adjusted pre-tax margin	19.9%	14.4%

FIDELITY NATIONAL FINANCIAL, INC.
QUARTERLY OPERATING STATISTICS
(Unaudited)

	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019
Quarterly Opened Orders ('000's except % data)
Total opened orders*	770	728	847	693	682	492	592	544
Total opened orders per day*	12.6	11.6	13.2	10.8	11.0	7.8	9.3	8.5
Purchase % of opened orders	42%	38%	40%	37%	41%	50%	52%	61%
Refinance % of opened orders	58%	62%	60%	63%	59%	50%	48%	39%
Total closed orders*	597	617	571	487	377	417	409	359
Total closed orders per day*	9.8	9.8	8.9	7.6	6.1	6.6	6.4	5.6
Purchase % of closed orders	34%	38%	42%	35%	46%	49%	55%	65%
Refinance % of closed orders	66%	62%	58%	65%	54%	51%	45%	35%

Commercial (millions, except orders in '000's)
Total commercial revenue	$257	$322	$216	$184	$245	$321	$301	$286
Total commercial opened orders	62.2	57.0	58.1	43.9	56.3	55.1	56.0	58.6
Total commercial closed orders	34.8	39.5	30.6	25.7	31.0	39.1	36.4	34.0

National commercial revenue	$127	$177	$113	$96	$132	$186	$172	$163
National commercial opened orders	23.4	21.4	21.7	15.2	21.5	22.6	23.8	25.3
National commercial closed orders	11.2	13.4	9.8	8.8	10.7	16.2	14.1	12.7

Total Fee Per File
Fee per file	$1,944	$2,116	$2,063	$1,889	$2,224	$2,384	$2,459	$2,677
Residential fee per file	$1,644	$1,661	$1,803	$1,614	$1,744	$1,792	$1,928	$2,075
Total commercial fee per file	$7,400	$8,200	$7,100	$7,200	$7,900	$8,200	$8,300	$8,400
National commercial fee per file	$11,300	$13,200	$11,500	$10,900	$12,300	$11,500	$12,200	$12,900

Total Staffing
Total field operations employees	13,200	12,800	12,300	10,900	12,500	12,300	12,200	12,000

Actual title claims paid ($ millions)	$46	$54	$50	$51	$48	$53	$52	$66
* Includes an immaterial number of non-purchase and non-refinance orders

F&G

The table below reconciles the reported after-tax net loss from continuing operations to adjusted earnings from continuing operations attributable to common shareholders.

Three months ended
March 31, 2021
(Dollars in millions)
Net earnings (loss) attributable to common shareholders	$289
Less: Earnings (loss) from discontinued operations, net of tax	5
Net earnings (loss) from continuing operations attributable to common shareholders	$284
Non-GAAP adjustments (1,2):
Recognized (gains) and losses, net	(82)
Indexed product related derivatives	(185)
Purchase price amortization	7
Transaction costs	2
Income taxes on non-GAAP adjustments	52
Adjusted earnings (loss) from continuing operations attributable to common shareholders	$78

Adjusted earnings from continuing operations include $12 million of favorable items in the current quarter.

The table below provides summary financial highlights.

Three Months Ended
(Dollars in millions)	March 31, 2021
Average assets under management (AAUM)(1)	$29,016
Net investment spread - FIA(1)	2.98%
Net investment spread - All products(1)	2.55%
Net earnings (loss) from continuing operations attributable to common shareholders	$284
Adjusted earnings from continuing operations attributable to common shareholders(1)	$78

The table below provides a summary of sales, which are not affected by PGAAP and are comparable to prior period data.

	Three Months Ended
(In millions)	March 31, 2021	March 31, 2020
Fixed indexed annuity (FIA) sales(1)	$1,047	$831
Total annuity sales(1)	$1,639	$1,045

Footnotes:
1.Non-GAAP financial measure. See the Non-GAAP Measures section below for additional information.
2.Amounts are net of offsets related to value of business acquired (VOBA), deferred acquisition cost (DAC), deferred sale inducement (DSI) amortization, and unearned revenue (UREV) amortization, as applicable.

DEFINITIONS
The following represents the definitions of non-GAAP measures used by F&G.

Adjusted Earnings

Adjusted Earnings is a non-GAAP economic measure we use to evaluate financial performance each period. Adjusted earnings is calculated by adjusting net earnings (loss) from continuing operations to eliminate:
(i) Recognized (gains) and losses, net: the impact of net investment gains/losses, including changes in allowance for expected credit losses and other than temporary impairment ("OTTI") losses, recognized in operations; the impact of market volatility on the alternative asset portfolio; and the effect of changes in fair value of the reinsurance related embedded derivative;

(ii) Indexed product related derivatives: the impacts related to changes in the fair value, including both realized and unrealized gains and losses, of index product related derivatives and embedded derivatives, net of hedging cost, and the fair value accounting impact of assumed reinsurance,

(iii) Purchase price amortization: the impacts related to the amortization of certain intangibles (internally developed software, trademarks and value of distribution asset (VODA)) recognized as a result of acquisition activities, and

(iv) Transaction costs: the impacts related to acquisition, integration and merger related items.

Adjustments to Adjusted Earnings are net of the corresponding impact on amortization of intangibles, as appropriate. The income tax impact related to these adjustments is measured using an effective tax rate, as appropriate by tax jurisdiction. While these adjustments are an integral part of the overall performance of F&G, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations.

Adjusted Earnings Attributable to Common Shareholders

Adjusted Earnings attributable to common shareholders is a non-GAAP economic measure we use to evaluate financial performance attributable to our common shareholders each period. Adjusted Earnings attributable to common shareholders is calculated by adjusting net earnings (loss) available to common shareholders to eliminate the same items as described in the Adjusted Earnings paragraph above. While these adjustments are an integral part of the overall performance of the Company, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, Management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations.

Net Investment Spread

Net investment spread is the excess of net investment income, adjusted for market volatility on the alternative asset investment portfolio, earned over the sum of interest credited to policyholders and the cost of hedging our risk on indexed product policies. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the performance of the Company’s invested assets against the level of investment return provided to policyholders, inclusive of hedging costs.

Average Assets Under Management (AAUM)

AAUM is calculated as the sum of:
(i) total invested assets at amortized cost, excluding derivatives;

(ii) related party loans and investments;

(iii) accrued investment income;

(iv) funds withheld at fair value;

(v) the net payable/receivable for the purchase/sale of investments, and

(iv) cash and cash equivalents, excluding derivative collateral, at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one.

Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on assets available for reinvestment.

Sales (FIA Sales and Total Retail Annuity Sales)

Sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Annuity and IUL sales are recorded as deposit liabilities (i.e. contractholder funds) within the Company's unaudited condensed consolidated financial statements in accordance with GAAP. Management believes that presentation of sales, as measured for management purposes, enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.

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